EXHIBIT 3.1

Office of the Secretary of State

 CERTIFICATE OF AMENDMENT
OF

 TNP ENTERPRISES, INC.
64194700

The undersigned, as Secretary of State of Texas, hereby certifies that the attached Articles of amendment for the above named entity have been received in this office and have been found to conform to law.

ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law hereby issues this Certificate of Amendment.

Dated:  07/07/2005
Effective:  07/07/2005

/s/ Roger Williams
Roger Williams
Secretary of State

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
TNP ENTERPRISES, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, TNP Enterprises, Inc. adopts the following Articles of Amendment to its Articles of Incorporation:

 ARTICLE ONE

The name of the corporation is TNP Enterprises, Inc.

 ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on June 6, 2005.

A.     Article Three is amended so that it reads in its entirety as follows:

The purpose or purposes for which the Corporation is organized are to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE THREE

The number of shares of the corporation outstanding at the time of adoption was one hundred (100) shares of common stock.

ARTICLE FOUR

The number of shares that voted for the amendment was one hundred (100); and the number of shares that voted against the amendment was zero.

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IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 5th day of July, 2005.

TNP ENTERPRISES, INC.

By: /s/ Terry R. Horn
Name:  Terry R. Horn
Title:     Vice President, Secretary and Treasurer

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